Exhibit 99.1

Avalon’s Laboratory Services MSO Launches DNA Testing Kit for Predisposition to Opioid Addiction

Direct-To-Consumer, Non-Invasive Kit is Available in the U.S. for Convenient At-Home Sample Collection

FREEHOLD, N.J., July 31, 2024 (GLOBE NEWSWIRE) – Avalon GloboCare Corp. (“Avalon” or the “Company”) (NASDAQ: ALBT), a developer of innovative cell-based technology, cellular therapy and precision diagnostics, today announced that Laboratory Services MSO, LLC (“LSM”) has launched a direct-to-consumer and non-invasive DNA test in the U.S. that tests for potential predisposition to opioid dependence. To purchase or find out more information, please visit www.dna4addiction.com. Avalon owns a 40% equity interest in LSM.

The opioid abuse epidemic continues to devastate communities across America, representing a significant public health crisis. According to the Centers for Disease Control and Prevention (CDC), the United States has experienced a dramatic rise in drug overdose deaths. In 2022, opioids were involved in over 75% of the nearly 107,000 drug overdose fatalities. From 2020 to 2021 alone, opioid-involved death rates increased by more than 15%, while synthetic opioid death rates increased by over 22%.

DNA4Addiction offers a convenient home testing kit for customers to collect a DNA sample and send it for analysis. Researchers have identified 15 genetic markers linked to opioid dependence. These markers influence susceptibility to developing opioid dependence through factors such as neurotransmitter activity, reward pathways, and substance sensitivity. The test analyzes these markers to assess genetic predisposition to opioid dependence. For example, variations in neurotransmitter function, like dopamine, can affect the brain’s reward system and related behaviors. The results categorize individuals into High Risk, Moderate Risk, or Reduced Risk levels based on specific genetic variations. While this test is not a diagnosis, it provides valuable insights for proactive health management.

“Having a genetic predisposition to opioid dependence can significantly impact an individual’s susceptibility to excessive opioid use,” stated David Jin, M.D., Ph.D., President and Chief Executive Officer of Avalon GloboCare. “Though it is not a diagnosis or guarantee, genetic factors play a crucial role in shaping one’s response to opioids, influencing tolerance, drug reaction, and the likelihood of developing dependence. Recognizing this predisposition is essential for early intervention and prevention efforts. LSM has developed the DNA4Addiction testing kit to provide insights into an individual’s genetic predisposition to opioid addiction. Results from this kit can empower people to make informed decisions about their health and well-being. With this knowledge, individuals can take proactive steps to mitigate risk and seek appropriate support and resources.”

Bob Forrest, Cofounder of Oro House Recovery Center and Brand Ambassador for DNA4Addiction, commented, “The opioid addiction crisis continues to escalate, making proactive measures more crucial than ever. DNA4Addiction equips individuals, especially parents, with the tools to understand addiction risks from a genetic perspective. This knowledge can guide necessary lifestyle changes and precautions to prevent falling victim to the addiction crisis. DNA4Addiction represents a significant advancement in overall wellness and combating addiction. Parents now have an invaluable resource to help protect their children. Given the prevalent use of opiates for pain management today, the importance and value of DNA4Addiction cannot be overstated.”

About Avalon GloboCare Corp.

Avalon GloboCare Corp. (NASDAQ: ALBT) is a commercial stage company dedicated to developing and delivering innovative, transformative, precision diagnostics and clinical laboratory services. Avalon is working to establish a leading role in the innovation of diagnostic testing, utilizing proprietary technology to deliver precise, genetics-driven results. The Company also provides laboratory services, offering a broad portfolio of diagnostic tests, including drug testing, toxicology, and a broad array of test services, from general bloodwork to anatomic pathology, and urine toxicology. For more information about Avalon GloboCare, please visit www.avalon-globocare.com.

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Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will”, “anticipate”, “estimate”, “expect”, “should”, “may”, and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, including statements regarding the ability to enter into a definitive agreement, as well as the Company’s commercialization, distribution and sales of its products and the ability to compete with other similar products. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Form 8-Ks filed or furnished with the SEC. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

Contact Information:

Avalon GloboCare Corp.

4400 Route 9, Suite 3100

Freehold, NJ 07728

PR@Avalon-GloboCare.com

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